The Brink’s Company
Richmond, Virginia
2013 Equity Incentive Plan
Effective as of February 22, 2013 and as
Amended and Restated effective May 2, 2019

THE BRINK’S COMPANY

2013 EQUITY INCENTIVE PLAN
(Effective as of February 22, 2013 and
as Amended and Restated Effective May 2, 2019)
SECTION 1. Purpose.
The purpose of The Brink’s Company 2013 Equity Incentive Plan (effective as of February 22, 2013 and as amended and restated effective May 2, 2019) is to:

•	motivate and reward individuals for the accomplishment of long-term financial goals intended to increase shareholder value;

•	enhance retention of individuals who drive sustained performance;

•	align management and shareholder interests by providing key employees with an opportunity to acquire an equity interest in The Brink’s Company; and

•	act as the successor plan to The Brink’s Company 2005 Equity Incentive Plan.
SECTION 2. Definitions.
As used in the Plan, the following terms shall have the meanings set forth below:
(a)     “Act” shall mean the Securities Exchange Act of 1934, as amended.
(b)     “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee (including any entity that becomes an Affiliate hereafter).
(c)     “Award” shall mean any Option, Stock Appreciation Right, award of Restricted Stock or Restricted Stock Unit, award of Performance Stock or Performance Unit, Other Stock-Based or Cash Award granted under the Plan.
(d)     “Award Agreement” shall mean any written or electronic agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.
(e)     “Beneficiary” shall mean a person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death.
(f) “Board” shall mean the board of directors of the Company.

(g)     “Cause” shall mean, unless otherwise set forth in the Award Agreement, with respect to any Participant, (a) embezzlement, theft or misappropriation by the Participant of any property of the Company, (b) the Participant’s willful breach of any fiduciary duty to the Company, (c) the Participant’s willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, (d) the Participant’s gross incompetence in the performance of the Participant’s job duties, (e) commission by the Participant of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (f) the failure of the Participant to perform duties consistent with a commercially reasonable standard of care or (g) any gross negligence or willful misconduct of the Participant resulting in a loss to the Company.
(h)     “Cash Award” shall mean an Award, granted pursuant to Section 10, stated with reference to a specified dollar amount which, subject to such terms and conditions as may be prescribed by the Committee, entitles the Participant to receive cash from the Company or an Affiliate.
(i) “Change in Control” shall mean the occurrence of:
(i) (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Shares would be converted into cash, securities or other property other than a consolidation or merger in which holders of the total voting power in the election of directors of the Company of Shares outstanding (exclusive of shares held by the Company’s Affiliates) (the “Total Voting Power”) immediately prior to the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (B) any sale, leases, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;
(ii) any “person” (as defined in Section 13(d) of the Act) other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 20% of the Total Voting Power; or
(iii) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board ceasing for any reason to constitute at least a majority thereof, provided that any individual becoming a director subsequent to the effective date of the Plan whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Board at the beginning of the two year period, shall be considered as though such director was a member of the Board at the beginning of the two year period, but excluding for this purposes any director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
(j)     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(k)     “Committee” shall mean the Compensation and Benefits Committee of the Board or such other committee as may be designated by the Board.
(l) “Company” shall mean The Brink’s Company.
(m)     “Company Deferred Compensation Program” shall mean The Brink’s Company Key Employees’ Deferred Compensation Program, as amended from time to time.
(n)     “Executive Group” shall mean every person who is expected by the Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which payment of the Award may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 (as such number appearing in Section 162(m) of the Code may be adjusted by any subsequent legislation) for that taxable year.
(o)     “Fair Market Value” shall mean with respect to Shares, the closing price of a share of such common stock on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the New York Stock Exchange Composite Transactions Tape or with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
(p)     “Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that meets the requirements of Section 422 of the Code, or any successor provision thereto.
(q)     “Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.
(r)     “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
(s)     “Other Stock-Based Award” shall mean any right granted under Section 10.
(t)     “Participant” shall mean an individual granted an Award under the Plan.
(u)     “Performance Stock” shall mean any Share granted under Section 9.

(v)     “Performance Unit” means a contractual right, granted pursuant to Section 9, that is denominated in Shares. Each Performance Unit represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of Performance Units may include the right to receive dividend equivalents.
(w)     “Plan” shall mean The Brink’s Company 2013 Equity Incentive Plan (effective as of February 22, 2013 and as amended and restated effective May 2, 2019).
(x)     “Prior Plan” shall mean The Brink’s Company 2005 Equity Incentive Plan.
(y)     “Restricted Stock” shall mean any Share granted under Section 8.
(z)     “Restricted Stock Unit” means a contractual right, granted pursuant to Section 8, that is denominated in Shares. Each Restricted Stock Unit represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of Restricted Stock Units may include the right to receive dividend equivalents.
(aa)     “Retirement” shall mean, with respect to any Participant, any termination of the Participant’s employment on or after the date on which the Participant has (i) attained age 65 and completed at least five years of service with the Company or any of its Subsidiaries or (ii) attained age 55 and completed at least ten years of service with the Company or any of its Subsidiaries; provided that the Participant’s employment is not terminated for Cause.
(bb)     “SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or at any time during a specified period after the date of grant and before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(d), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the exercise price of the related Option, as the case may be.
(cc)     “Shares” shall mean shares of the common stock of the Company.
(dd)     “Subsidiary” shall mean any corporation of which stock representing at least 50% of the ordinary voting power is owned, directly or indirectly, by the Company (including any entity that becomes a Subsidiary hereafter).
(ee)     “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.

SECTION 3. Eligibility.
(a)     Any individual who is employed by the Company, any Subsidiary or any Affiliate, including any officer-director, shall be eligible to be selected to receive an Award under the Plan.
(b)     Directors who are not full-time or part-time officers are not eligible to receive Awards hereunder.
(c)     Holders of options and other types of Awards granted by a company acquired by the Company, any Subsidiary or any Affiliate or with which the Company, any Subsidiary or any Affiliate combines are eligible for grant of Substitute Awards hereunder.
SECTION 4. Administration.
(a)     The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than three directors, each of whom shall be independent, within the meaning of and to the extent required by applicable rulings and interpretations of the New York Stock Exchange and the Securities and Exchange Commission, and each of whom shall be a “Non-Employee Director”, as defined from time to time for purposes of Section 16 of the Act and the rules promulgated thereunder and shall satisfy the requirements for an outside director pursuant to Section 162(m) of the Code, and any regulations issued thereunder. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. No member or alternate member of the Committee shall be eligible, while a member or alternate member, for participation in the Plan. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.
(b)     Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) accelerate the vesting, settlement or payment of an Award; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)     All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the shareholders and the Participants.
SECTION 5. Shares Available for Issuance.
(a)     Subject to adjustment as provided in this Section 5, a total of 2,888,906 Shares, plus the additional Shares that again become available for grant under Sections 5(b) and 5(c) below, less one (1) Share for every one (1) Share granted pursuant to an award under the Prior Plan after December 31, 2012 (the “Maximum Share Limit”) shall be authorized for Awards granted under the Plan. After the Company’s shareholders approve the Plan, no further awards may be granted under the Prior Plan. Shares up to the Maximum Share Limit may be subject to Options under the Plan. In addition, each Unit standing to the credit of an Employee’s Incentive Account under the Company Deferred Compensation Program (each such capitalized term as defined under the Company Deferred Compensation Program) shall be counted against the Maximum Share Limit. The Section 5(a) shall only apply to Units credited to an Employee’s Incentive Account on or after January 1, 2013 (but not any such Units granted to an Employee’s credit as of December 31, 2012). Except as set forth below, a Share subject to any Award under this Plan shall reduce the Maximum Share Limit available for Awards under this Plan, and the maximum number of Shares available for Options under this Plan, by one.
(b)     If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including on payment in Shares on exercise of a Stock Appreciation Right), such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for grant under the Plan on a one-for-one basis or (ii) after December 31, 2012 any Shares subject to an award under any Prior Plan are forfeited, an award under any Prior Plan expires or otherwise terminates without issuance of such Shares, or an award under any Prior Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the Shares subject to such award (including on payment in Shares on exercise of a stock appreciation right), then in each such case the Shares subject to the Award or award under any Prior Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for grant under the Plan on a one-for-one basis.
(c)     In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the

Shares so tendered or withheld shall again be available for grant under the Plan on a one-for-one basis. In the event that after December 31, 2012 (i) any option or award under any Prior Plan is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such options or awards are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be available for grant under the Plan on a one-for-one basis.
(d)     Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations on grants to a Participant under Section 5(f) and Section 9(d), nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in paragraphs (b) and (c) above. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not again be available for Awards under the Plan as provided in paragraphs (b) and (c) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees prior to such acquisition or combination.
(e)     Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or shares purchased in the open market or otherwise.
(f)     In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make any such substitution or adjustments as it, in its sole discretion, deems appropriate and equitable, which may include, without limitation, adjustments to any or all of (i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 5(a) and Section 9(d), (ii) the number and type of Shares (or other securities) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any

Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.
SECTION 6. Options.
The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)     The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.
(b)     The term of each Option shall be fixed by the Committee but shall not exceed 6 years from the date of grant thereof.
(c)     The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided, however, that, except in the event of a Change in Control, an Option shall not be exercisable before the expiration of one year from the date the Option is granted.
(d)     The Committee shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares (either actually or by attestation or by withholding by the Company), other Awards, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.
(e)     The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.
(f)     Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.
(g)     Sections 9 and 11 set forth certain additional provisions that shall apply to Options.
SECTION 7. Stock Appreciation Rights.
(a)     The Committee is hereby authorized to grant Stock Appreciation Rights (“SARs”) to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.
(c)     Any tandem SAR related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.
(d)     A freestanding SAR shall not have a term of greater than 6 years or, unless it is a Substitute Award, an exercise price less than 100% of Fair Market Value of the Share on the date of grant and, except in the event of a Change in Control, shall not be exercisable before the expiration of one year from the date the SAR is granted.
(e)     Sections 9 and 11 set forth certain additional provisions that shall apply to SARs.
SECTION 8. Restricted Stock and Restricted Stock Units.
(a)     The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.
(b)     Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate; provided, however, that subject to Section 12(g), Restricted Stock and Restricted Stock Units shall have a vesting period of not less than one year.
(c)     Any Share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
(d)     The Committee may in its discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all restrictions with respect to Shares of Restricted Stock and Restricted Stock Units; provided, that the Committee may not waive the restriction in the proviso of Section 8(b).
(e)     If the Committee intends that an Award granted under this Section 8, shall constitute or give rise to “qualified performance based compensation” under Section 162(m) of the Code, such Award may be structured in accordance with the requirements of Section 9, including the performance criteria set forth therein, and any such Award shall be considered an Award of Performance Stock or Performance Units, as applicable, for purposes of the Plan.
(f)     Section 11 sets forth certain additional provisions that shall apply to Restricted Stock and Restricted Stock Units.
SECTION 9. Performance Stock and Performance Units.
(a)     The Committee is hereby authorized to grant Awards of Performance Stock and Performance Units to Participants.
(b)     Subject to the terms of the Plan, Shares of Performance Stock and Performance Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Performance Stock or the right to receive any dividend or other right), which restrictions may lapse, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the number of Shares subject to any Award of Performance Stock or Performance Units shall be determined by the Committee; provided, however, that subject to Section 12(g), the performance period relating to Performance Stock and Performance Units shall be at least one year.
(c)     Any Share of Performance Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Performance Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Performance Stock.
(d)     Every Award of Performance Stock and every Award of Performance Units to a member of the Executive Group shall, if the Committee intends that such Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a performance period or periods, as determined by the Committee, of a level or levels, as determined by the Committee, of one or more of the following performance measures with respect to the Company, any Subsidiary and/or any business unit of the Company or any Subsidiary: net income, operating income, income from selected businesses, segment operating profit, segment margin rate, return on net assets, revenue, revenue growth, stock price, change in stock price, total shareholder return, comparisons with various stock indices, total market capitalization, earnings, earnings per share, earnings growth, growth rate, compound annual growth rate, book or market value per share, return on equity, net revenue per employee, market share, market penetration, business retention, new customer generation, business expansion goals, operational effectiveness measures, customer satisfaction, service quality, employee satisfaction, management of employment practices and employee benefits, recruiting and retaining personnel, supervision of litigation, implementation or completion of critical projects or processes, return on capital and/or economic value added (or equivalent metric), debt ratio, stockholders’ equity (total or per share), regulatory achievements, acquisitions and divestitures, operating margins, gross margins, cash margin, return on assets or net assets, return on revenue, reductions in cost, cash flow return on investment, year-end cash, debt reduction, control of interest expense, improvement in or attainment of expense levels or working capital levels, cost controls and targets (including cost of capital), or cash flow and/or free cash flow (before or after dividends); whether or not determined in accordance with generally accepted accounting principles but, where applicable, as consistently applied by the Company and, as so determined by the Committee prior to the release or forfeiture of the Shares of Performance Stock or the expiration of the Award of Performance Units (as applicable), adjusted, to the extent permitted under Section 162(m) of the Code if the Committee intends the Award of Performance Stock or Performance Units to continue to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for awards under the Plan and cumulative effects of changes in accounting principles. Performance measures may vary from Performance Stock Award to Performance Stock Award, Performance Unit Award to Performance Unit Award and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. Performance measures may be expressed on an absolute basis or on a relative basis against a peer group or an index. For any Award (other than Options or SARs) subject to any such pre-established formula, the maximum number of Shares subject to any such Award granted in any calendar year shall be 400,000, subject to adjustment as provided in Section 5(f). Subject to adjustment as provided in Section 5(f), no Participant may receive Options and/or SARs under the Plan in any calendar year that relate to more than 400,000 Shares. Notwithstanding any provision of the Plan to the contrary, the Committee shall not be authorized to increase the number of Shares subject to any Award to which this Section 9(d) applies upon attainment of such pre-established formula. For any Cash Awards that are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and are stated with reference to a specified dollar limit, the maximum amount that may be earned and become payable to any one Participant with respect to any twelve (12)-month performance period shall equal $3,000,000 (pro rated up or down for performance periods that are greater or lesser than twelve (12) months). Notwithstanding the foregoing, (i) if an Award is denominated in cash but an equivalent amount of Shares are delivered in lieu of delivery of cash, or the Award is denominated in Shares but an equivalent amount of cash is delivered in lieu of Shares, the foregoing limits shall be applied to the cash or Shares, as applicable, based on the methodology used by the Committee to convert the cash into Shares or Shares into cash, as applicable, and (ii) any adjustment in the number of Shares or the amount of cash delivered to reflect actual or deemed investment experience shall be disregarded. If an Award that a Participant holds is cancelled or subject to a repricing within the meaning of the regulations under Code Section 162(m), the cancelled Award shall continue to be counted against the maximum number of Shares for which Awards may be granted to the Participant in any calendar year as required under Code Section 162(m). The foregoing limits shall be subject to adjustment as provided in Section 5(f).
(e)     Section 11 sets forth certain additional provisions that shall apply to Performance Stock and Performance Units.
SECTION 10. Other Stock-Based Awards.
(a)     The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 10 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares (either actually or by attestation or by withholding by the Company), other securities, other Awards, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted. If the Committee intends that Other Stock-Based Awards granted under this Section 10 shall constitute or give rise to “qualified performance-based compensation” under Section 162(m) of the Code, such Award shall be structured in accordance with the requirements of Section 9, including the performance criteria set forth herein.
(b)     The Committee is authorized (i) to grant to a Participant Shares as a bonus, (ii) to grant Shares or other Awards in lieu of other obligations of the Company, any Subsidiary or any Affiliate to pay cash or to deliver other property under this Plan or under any other plans or compensatory arrangements of the Company, any Subsidiary or any Affiliate, (iii) to use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, any Subsidiary or an Affiliate, and (iv) subject to any restrictions on repricings, to grant as alternatives to or replacements of Awards granted or outstanding under the Plan or any other plan or arrangement of the Company, any Subsidiary or any Affiliate, subject to such terms as shall be determined by the Committee and the overall limitation on the number of Shares that may be issued under the Plan. Notwithstanding any other provision hereof, Shares or other securities delivered to a Participant pursuant to a purchase right granted under this Plan shall be purchased for consideration, the Fair Market Value of which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.
(c)     The Committee also is authorized to grant to a Participant Cash Awards. The Committee shall determine the terms and conditions of any such Cash Awards. Cash Awards may be granted as an element of or a supplement to any other Award under the Plan or as a stand-alone Cash Award. The Committee, on the date of grant of Cash Awards, may prescribe that the Cash Awards will be earned and become payable subject to such conditions as are set forth in the Award Agreement. If and to the extent deemed necessary by the Committee, Cash Awards granted to members of the Executive Group shall become payable upon the satisfaction of objectively determinable performance conditions based on the criteria described in Section 9(d) and shall be subject to the other requirements set forth in Section 9 so as to enable such Cash Awards to qualify as “qualified performance-based compensation” under the regulations promulgated under Code Section 162(m). Notwithstanding any provision herein to the contrary, the Committee, in its sole discretion, may grant Cash Awards in payment of earned Awards and other compensation payable under the Plan or any other plans or compensatory arrangements of the Company, any Subsidiary or any Affiliate. Unless the Committee or the Award Agreement provides otherwise, Cash Awards shall be vested and payable upon the date of grant.
SECTION 11. Effect of Termination of Employment on Awards.
Except as otherwise provided by the Committee at the time an Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Stock or Performance Unit is granted or in any amendment thereto, if a Participant ceases to be employed by the Company or any Affiliate, then:
(a) with respect to an Option or SAR:
(i) subject to Section 11(a)(ii), if termination is by reason of the Participant’s Retirement or by reason of the Participant’s permanent and total disability, each Option and SAR held by the Participant shall continue to remain outstanding and shall become or remain exercisable and in full force and effect in accordance with its terms until the expiration date of the Award;
(ii) if termination is by reason of the death of the Participant, or if the Participant dies after Retirement or permanent and total disability as referred to in Section 11(a)(i), each Option and SAR held by the Participant shall become fully exercisable at the time of the Participant’s death (or, if later, at the time of the one year anniversary of the Option or SAR grant date (as applicable)) and may be exercised by the Participant’s Beneficiary at any time within a period of three years after death (but not after the expiration date of the Award);

(iii) if termination of employment is for any reason other than as provided in Section 11(a)(i) or (ii), the Participant may exercise each Option and SAR held by the Participant within 90 days after such termination (but not after the expiration date of such Award) to the extent such Award was exercisable pursuant to its terms at the date of termination; provided, however, if the Participant should die within 90 days after such termination, each Option and SAR held by the Participant may be exercised by the Participant’s Beneficiary at any time within a period of one year after death (but not after the expiration date of the Award) to the extent such Award was exercisable pursuant to its terms at the date of termination;
(b)    with respect to Restricted Stock and Restricted Stock Units:
(i) subject to Section 11(b)(ii), if termination is by reason of the Participant’s Retirement or permanent and total disability, each Restricted Stock Award and Restricted Stock Unit Award held by the Participant shall continue to remain outstanding and in full force and effect and any restrictions with respect to such Restricted Stock Award or Restricted Stock Unit Award (as applicable) shall lapse in accordance with the terms of the Award;
(ii) if termination is by reason of the Participant’s death, or if the Participant dies after Retirement or permanent and total disability as referred to in Section 11(b)(i), any and all restrictions with respect to each Restricted Stock Award and Restricted Stock Unit Award held by the Participant shall lapse at the time of the Participant’s death (or, if later, at the time of the one year anniversary of the Restricted Stock Award or Restricted Stock Unit Award (as applicable) grant date);
(iii) if termination of employment is by reason other than as provided in Section 11(b)(i) or (b)(ii), any Restricted Stock Award and Restricted Stock Unit Award held by the Participant that remains subject to restrictions shall be canceled as of such termination of employment and shall have no further force or effect;
(c)    with respect to Performance Stock and Performance Units:
(i) if termination is by reason of the Participant’s Retirement or permanent and total disability, each Performance Stock Award and Performance Unit Award held by the Participant shall remain outstanding and in full force and effect and any restrictions with respect to such Performance Stock Award or Performance Unit Award (as applicable) shall lapse in accordance with the terms of the Award regardless of whether the Participant dies during such period;
(ii) if termination of employment occurs prior to the expiration of any performance period applicable to a Performance Stock Award or Performance Unit Award (as applicable) and such termination is by reason of the

Participant’s death, the Participant’s Beneficiary shall be entitled to receive following the expiration of such performance period, a pro-rata portion of the number of Shares subject to the Performance Stock Award or Performance Unit Award (as applicable) with respect to which the restrictions would have otherwise lapsed notwithstanding the Participant’s death, determined based on the number of days in the performance period that shall have elapsed prior to such termination and the remainder of such Performance Stock Award or Performance Unit Award (as applicable) shall be canceled; and
(iii) if termination of employment occurs prior to the expiration of any performance period applicable to a Performance Stock Award or Performance Unit Award and such termination is for any reason other than as provided in Section 11(c)(i) or (ii), any Performance Stock Award and any Award of Performance Units held by the Participant shall be canceled as of such termination of employment and shall have no further force or effect.
SECTION 12 . General Provisions Applicable to Awards.
(a)     Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.
(b)     Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
(c)     Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.
(d)     No Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 12(e). Each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof. Notwithstanding the foregoing, an Award exempt from the requirements of Section 409A of the Code other than an Incentive Stock Option may, in the sole discretion of the Committee, be transferable or assignable to a permitted transferee, upon written approval by the Committee. For purposes of this Section 12(d), a "permitted transferee" means a member of the Participant's immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, any other entity in which these persons (or the Participant) own more than 50% of the voting interests, and such other transferees as may be permitted by the Committee in its sole discretion.
(e)     A Participant may designate a Beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the Beneficiary shall be the Participant’s estate.
(f)     All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(g)     Unless specifically provided to the contrary in any Award Agreement, upon a Change in Control, (i) all Awards shall become fully exercisable, shall vest and shall be settled, as applicable, and any restrictions applicable to any Award shall automatically lapse and (ii) all Performance Stock Awards and Performance Unit Awards shall be considered to be earned at their target level; any restrictions with respect to the target number of Shares subject to a Performance Stock Award and Performance Unit Award shall lapse and any remaining Shares subject to such Performance Stock Award and Performance Unit Award shall be cancelled and shall have no further force or effect.
(h)     Notwithstanding any provision of the Plan providing for the maximum term of an Award, in the event any Award would expire prior to exercise, vesting or settlement because trading in Shares is prohibited by law or by any insider trading policy of the Company, the term of the Award shall automatically be extended until thirty (30) days after the expiration of any such prohibitions to permit the Participant to realize the value of the Award, provided such extension with respect to the applicable Award (i) is permitted by law, (ii) does not result in a violation of Section 409A with respect to the Award, (iii) permits any Award that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code to continue to so qualify and (iv) does not otherwise adversely impact the tax consequences of the

Award (such as for incentive stock options and related Awards). An Award Agreement may provide that the Award will be automatically, and without any action by the Participant, deemed exercised, by means of a “net exercise” procedure, immediately prior to the expiration of the Award if the then Fair Market Value of the underlying shares of Common Stock at that time exceeds the exercise or purchase price or base value of the Award, in order to permit the Participant to realize the value of the Award.
SECTION 13. Amendments and Termination.
(a)     Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by the listed company rules of the New York Stock Exchange or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.
(b)     The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided, however, that no such action shall impair the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations; and provided further that, except as provided in Section 5(d), no such action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any Award established at the time of grant thereof and provided further, that the Committee’s authority under this Section 13(b) is limited in the case of Awards subject to Section 9(d), as set forth in Section 9(d).
(c)     Except as noted in Section 9(d), the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including, without limitation, the events described in Section 5(d)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)     The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.
SECTION 14. Miscellaneous.
(a)     No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.
(b)     The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares (actually or by attestation or by withholding by the Company), other securities or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash or Shares by the Participant as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.
(c)     Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(d)     The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.
(e)     If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
(f)     Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)     No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
SECTION 15. Effective Date of the Plan.
This Plan is effective on the date of its adoption by the Board, contingent on the approval of the Plan by the Company’s stockholders within twelve (12) months after such date. Awards, other than Restricted Stock or outright grants of shares on Common Stock, may be granted under this Plan on and after the effective date, provided that no such Award shall become exercisable, vested, earned or payable unless the Company’s stockholders approve the Plan within twelve (12) months after the Board’s adoption of the Plan. Restricted Stock and outright grants of shares of Common Stock may only be granted after the Company’s stockholders approve the Plan.
SECTION 16. Term of the Plan.
No Award shall be granted under the Plan after February 21, 2023. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.
SECTION 17. Section 409A of the Code.
(a)     With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.
(b)     With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), notwithstanding Section 12(g) and unless specifically provided to the contrary in the applicable Award Agreement, in the event of a Change in Control, this paragraph 17(b) shall apply and shall supersede the provisions of Section 12(g) to the extent inconsistent therewith.
(i) If at the time of such Change in Control, the transaction(s) constituting such Change in Control do not constitute a change in the ownership or effective control of a corporation, or change in the ownership of a substantial portion of the assets of a corporation, as such terms are defined for purposes of Section 409A of the Code, any portion of the Award as to which the settlement date has not theretofore occurred shall remain outstanding and shall be settled on the applicable date(s) as specified in the Award Agreement.
(ii) If the provisions of Section 17(b)(i) are invoked such that a Change in Control occurs and any portion of the Award continues to be outstanding thereafter, the value of the Award that remains outstanding shall be determined based on the value per common share of the Company implied by the Change in Control transaction and such value shall be paid in cash without interest on the applicable settlement date(s) for such Award, as specified in the Award Agreement.
(c)     With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), if, at the time of the Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable pursuant to an Award Agreement constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company (or an Affiliate, as applicable) shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service or, if earlier, the date of death of the Participant.
(d)     With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), neither the Participant nor any creditor or beneficiary of the Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for the benefit of a Participant pursuant to an Award Agreement may not be reduced by, or offset against, any amount owing by the Participant to the Company (or an Affiliate, as applicable).
SECTION 18. Re-Pricing Prohibition.
Notwithstanding any other provisions of this Plan, except for adjustments pursuant to Section 5(f) or to the extent approved by the Company’s shareholders and consistent with the rules of any stock exchange on which the Company’s securities are traded, this Plan does not permit (a) any decrease in the exercise or purchase price or base value of any outstanding Awards, (b) the issuance of any replacement Options, SARs or Other Stock-Based Awards in the nature of purchase rights where the Participant agrees to forfeit an existing Option, SAR or Other Stock-Based Award in the nature of purchase rights in exchange for the new Option, SAR or Other Stock-Based Award in the nature of purchase rights with a lower exercise or purchase price or base value, (c) the Company to repurchase underwater or out-of-the-money Options, SARs or Other Stock-Based Awards in the nature of purchase rights, which shall be deemed to be those Options, SARs or Other Stock-Based Awards in the nature of purchase rights with exercise or purchase prices or base values in excess of the current Fair Market Value of the Shares underlying the Option, SAR or Other Stock-Based Award in the nature of purchase rights, (d) the issuance of any replacement or substitute Awards or the payment of cash in exchange for, or in substitution of, underwater or out-of-the-money Options, SARs or Other Stock-Based Awards in the nature of purchase rights, or (e) any other action that is treated as a re-pricing under generally accepted accounting principles.